Exhibit 3.1.8

ARTICLES SUPPLEMENTARY

RAIT FINANCIAL TRUST

8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (Par Value $0.01 Per Share)

RAIT FINANCIAL TRUST, a Maryland real estate investment trust (hereinafter called the “Trust”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

FIRST: Under the authority set forth in Article VI of the Declaration of Trust of the Trust, as amended (which, as hereinafter amended, restated or supplemented from time to time is herein called the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”) by unanimous written consent dated as of June 21, 2007, designated and classified 1,840,000 shares of the authorized but unissued unclassified preferred shares of beneficial interest, par value $0.01 per share, of the Trust as the “8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest,” par value $0.01 per share, and has provided for the issuance of such series.

SECOND: The classification increases the number of shares classified as 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, from 0 shares immediately prior to the classification to 1,840,000 shares immediately after the classification. The classification decreases the number of unclassified preferred shares of beneficial interest, par value $0.01 per share, from 19,940,000 shares immediately prior to the classification to 18,100,000 shares immediately after the classification. Prior to this classification, the Trust had classified:

(1)	2,760,000 shares as 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series A Preferred Shares”); and

(2)	2,300,000 shares as 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Trust (the “Series B Preferred Shares”).

THIRD: The preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the 8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest are as follows:

(1) Designation and Number. A series of preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), designated as the

“8.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest” (the “Series C Preferred Shares”), is hereby established. The number of Series C Preferred Shares shall be 1,840,000 shares. The par value of Series C Preferred Shares shall be $0.01 per share.

(2) Rank. The Series C Preferred Shares, will, with respect to dividend rights, redemption rights and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust (a “Liquidation”), rank:

(a) senior to all common shares of beneficial interest, par value $0.01 per share, of the Trust (the “Common Shares”) and to all equity securities issued or to be issued by the Trust the terms of which provide that such equity securities shall rank junior to the Series C Preferred Shares (sometimes the Common Shares and such equity securities are collectively referred to as “Junior Shares”);

(b) on a parity with all equity securities issued or to be issued by the Trust other than those referred to in clauses (a) and (c), including, without limitation, the Series A Preferred Shares and the Series B Preferred Shares (sometimes the Series A Preferred Shares, the Series B Preferred Shares and such equity securities are collectively referred to as “Parity Shares”); and

(c) junior to all (i) equity securities issued or to be issued by the Trust the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Shares and (ii) existing and future indebtedness of the Trust.

The term “equity securities” does not include debt securities of the Trust that are convertible into or exchangeable for equity securities of the Trust, which debt securities will rank senior to the Series C Preferred Shares prior to conversion or exchange.

(3) Dividends. (a) Holders of Series C Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees, out of legally available funds of the Trust, cumulative preferential cash dividends at the rate of 8.875% of the Liquidation Preference (as defined hereinafter) per Series C Preferred Share per annum (which is equivalent to a fixed annual amount of $2.21875 per Series C Preferred Share); provided, however, that during any period of time that both (i) the Series C Preferred Shares are not listed on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”), or the NASDAQ Stock Market (“NASDAQ”), and (ii) the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any Series C Preferred Shares are outstanding, the holders of Series C Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees, out of legally available funds of the Trust, cumulative preferential cash distributions at the rate of 9.875% per year of the liquidation preference in lieu of the rate specified above (which is equivalent to a fixed annual amount of $2.46875 per year per share) (the “Special Distribution”). Such dividends shall accrue and cumulate from the date of original issuance of any such Series C Preferred Shares or, with respect to the Special Distribution, if applicable, from the date following the date on which both (i) the Series C Preferred Shares cease to be listed on the NYSE, AMEX or NASDAQ and (ii) the Trust ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year or, if not a business day, the next succeeding business day (each a “Dividend Payment Date”), commencing, with respect to any Series C Preferred Share, on the Dividend Payment Date next succeeding the date of original issuance of such share; provided, however, that the initial Dividend Payment Date shall be October 1, 2007 and the amount of the dividend payable on October 1, 2007 on any Series C Preferred Share shall be calculated as if all of the Series C Preferred Shares were issued on the earliest date of original issuance of any Series C Preferred Share. The Special Distribution, if applicable, shall cease to accrue on the date following the earlier of (i) the listing of the Series C Preferred Shares on the NYSE, AMEX or NASDAQ or (ii) the Trust becoming subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Any dividend payable on the Series C Preferred Shares for any partial dividend period shall be pro rated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock transfer records of the Trust at the close of business on the applicable dividend record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or, if not a business day, the next succeeding business day or such other date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 calendar days immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”).

(b) Notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Shares shall accrue and cumulate whether or not the Trust has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are authorized and declared by the Board of Trustees. Accumulated but unpaid dividends on the Series C Preferred Shares shall cumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series C Preferred Shares which may be in arrears.

(c) Except as provided in clause (d) below, if any Series C Preferred Shares are outstanding, no dividends (collectively, “Parity and Junior Dividends”), other than distributions in kind of Common Shares or other shares of the Trust’s equity securities ranking junior to the Series C Preferred Shares as to dividends, may be paid or set apart for payment on the Common Shares or any other shares of equity securities of the Trust of any other class or series ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares unless full cumulative dividends (the “Dividend Preference Amount”) due on any past or contemporaneous Dividend Payment Date have been or contemporaneously are authorized and declared and paid as of the payment date of the relevant Parity or Junior Dividend. Notwithstanding anything herein to the contrary, the Trust may declare and pay Parity and Junior Dividends without paying or setting apart for payment any amounts with respect to the dividend due on the Series C Preferred Shares for any dividend period the Dividend Payment Date of which has not occurred as of the date of the declaration or payment of the Parity and Junior Dividends so long as the full Dividend Preference Amount has been paid through the most recent Dividend Payment Date for the Series C Preferred Shares.

(d) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and all other equity securities ranking on a parity, as to dividends, with the Series C Preferred Shares, all dividends authorized and declared upon the Series C Preferred Shares, shall be authorized and declared pro rata so that the amount of dividends authorized and declared per share of Series C Preferred Shares and each such other equity security shall in all cases bear to each other the same ratio that accumulated dividends per Series C Preferred Share and such other equity security (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other.

(e) Notwithstanding the above, the Trust shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or Junior Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares or Junior Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain the Trust’s qualification as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) No dividends on Series C Preferred Shares shall be authorized by the Board of Trustees or declared or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(g) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series C Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Shares for the year bears to the Total Dividends. The Trust may elect to retain and pay income tax on its net long-term capital gains. In such a case, the holders of Series C Preferred Shares would include in income their appropriate share of the Trust’s undistributed long-term capital gains, as designated by the Trust.

(h) In determining whether a distribution (other than upon a Liquidation), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the Liquidation Preference (as defined below) will not be added to the Trust’s total liabilities.

(i) Holders of Series C Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series C Preferred Shares as described above. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series C Preferred Shares which remains payable.

(4) Liquidation Preference. (a) In the event of any Liquidation, the holders of Series C Preferred Shares then outstanding shall be entitled to receive out of the assets of the Trust available for distribution to shareholders (after payment or provision for payment of all debts and other liabilities of the Trust) an amount equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to the date of payment (the “Liquidation Preference”), whether or not authorized and declared, before any distribution of assets is made to holders of Common Shares and any other shares of equity securities of the Trust that rank junior to the Series C Preferred Shares as to Liquidation rights.

(b) If, upon any such Liquidation, the assets of the Trust are insufficient to make full payment to holders of the Series C Preferred Shares and any shares of other classes or series of equity securities of the Trust ranking on a parity with the Series C Preferred Shares as to Liquidation rights, then the holders of the Series C Preferred Shares and all other such classes or series of equity securities ranking on a parity with the Series C Preferred Shares as to Liquidation rights shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Written notice of any such Liquidation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 calendar days immediately preceding the payment date stated therein, to each record holder of the Series C Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Trust.

(d) After payment of the full amount of the Liquidation Preference, the holders of Series C Preferred Shares shall have no right or claim to any of the remaining assets of the Trust.

(e) None of a consolidation or merger of the Trust with or into another entity, the merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease, transfer or conveyance of all or substantially all of the Trust’s property or business shall be considered a Liquidation.

(f) In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of the Trust or otherwise is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series C Preferred Shares will not be added to the Trust’s total liabilities.

(5) Redemption. (a) Except as set forth in this Section 5, the Series C Preferred Shares are not redeemable prior to July 5, 2012.

(i) On or after July 5, 2012, the Trust, at its option, upon giving notice as provided below, may redeem the Series C Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to the date of redemption, whether or not authorized and declared (the “Regular Redemption Right”).

(ii) If at any time both (i) the Series C Preferred Shares cease to be listed on the NYSE, AMEX or NASDAQ, and (ii) the Trust ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and any Series C Preferred Shares are outstanding, the Trust, at its option, upon giving notice as provided below, may redeem the Series C Preferred Shares, in whole but not in part, within 90 days of the date upon which both the Series C Preferred

Shares so cease to be listed and the Trust so ceases to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for cash at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to the date of redemption, whether or not authorized and declared (the “Special Redemption Right”).

(b) If fewer than all of the outstanding Series C Preferred Shares are to be redeemed pursuant to the Regular Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by such other equitable method as may be prescribed by the Board of Trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series C Preferred Shares would become a holder of a number of Series C Preferred Shares in excess of the Ownership Limit (as defined in Article VII of the Declaration of Trust) or the Excluded Holder Limit (as defined in Article VII of the Declaration of Trust), as applicable, except as provided in Section 1(G) of Article VII of the Declaration of Trust, because such holder’s Series C Preferred Shares were not redeemed, or were only redeemed in part, then the Trust shall redeem the requisite number of Series C Preferred Shares of such holder such that no holder will hold in excess of the of the Ownership Limit or the Excluded Holder Limit, as applicable, subsequent to such redemption or otherwise transfer the shares pursuant to Article VII.

(c) No Series C Preferred Shares, Common Shares or any other shares of equity securities of the Trust ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon Liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for shares of equity securities of the Trust ranking junior to or on parity with the Series C Preferred Shares as to dividends or upon Liquidation) unless:

(i) the Dividend Preference Amount with respect to all Series C Preferred Shares has been or contemporaneously is authorized and declared and paid, or a sum sufficient for the payment thereof is set apart for payment at the time of such relevant acquisition; and

(ii) the dividend with respect to any Series C Preferred Shares for which a notice of redemption has been given with respect to any partial dividend period from the prior Dividend Payment Date to the redemption date, computed, in the case of such partial dividend period, in accordance with Section 3(a) above, has been or contemporaneously is authorized and declared and paid or set apart for such payment at the time of such relevant acquisition.

Notwithstanding anything to the contrary contained herein, no Series C Preferred Shares shall be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed unless the conditions set forth in Section 5(c)(i) and (ii) above are met at the time of such redemption. The restrictions in this Section 5 shall not prevent the repurchase or transfer of Common Shares or Preferred Shares of any series of the Trust pursuant to Article VII of the Declaration of Trust or otherwise in order to enforce the ownership restrictions set forth in Article VII and ensure that, among other things, the Trust remains qualified as a real estate investment trust for United States federal income tax purposes, or the redemption, purchase or acquisition of Series C Preferred Shares pursuant to a purchase or exchange offer made on the same terms to all holders of the Series C Preferred Shares.

(d) Prior to or contemporaneous with any redemption of Series C Preferred Shares, the Trust shall pay, in cash, any accumulated and unpaid dividends on the Series C Preferred Shares for which a notice of redemption has been given to the redemption date, whether or not authorized and declared.

(e) The following provisions set forth the procedures for redemption pursuant to the Regular Redemption Right:

(i) Notice of redemption will be mailed by the Trust, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series C Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Shares except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law or by the applicable rules of any exchange or automated interdealer quotation system upon which the Series C Preferred Shares may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series C Preferred Shares to be redeemed; (D) the place or places where the holders of Series C Preferred Shares may surrender certificates for payment of the redemption price; and (E) that dividends on the Series C Preferred Shares to be redeemed will cease to accumulate on the redemption date. If less than all of the outstanding Series C Preferred Shares held by any holder are to be redeemed, the notice mailed to each holder shall also specify the number of Series C Preferred Shares held by such holder to be redeemed.

(iii) On or after the redemption date, each holder of Series C Preferred Shares to be redeemed shall present and surrender the certificates representing his or her Series C Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series C Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series C Preferred Shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

(iv) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all dividends on the Series C Preferred Shares designated for redemption and all rights of the holders thereof, except the right to receive the redemption price thereof and all accumulated and unpaid dividends up to the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series C Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series C Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

(f) The following provisions set forth the procedures for redemption pursuant to the Special Redemption Right:

(i) Notice of redemption will be mailed by the Trust, postage prepaid, no less than 30 nor more than 60 calendar days immediately preceding the redemption date, addressed to the respective holders of record of the Series C Preferred Shares at their respective addresses as they appear on the stock transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Shares except as to the holder to whom notice was defective or not given.

(ii) In addition to any information required by law, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the place or places where the holders of Series C Preferred Shares may surrender certificates for payment of the redemption price; and (D) that dividends on the Series C Preferred Shares to be redeemed will cease to accumulate on the redemption date.

(iii) On or after the redemption date, each holder of Series C Preferred Shares shall present and surrender the certificates representing his or her Series C Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series C Preferred Shares as the owner thereof and each surrendered certificate shall be canceled.

(iv) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all dividends on the Series C Preferred Shares and all rights of the holders thereof, except the right to receive the redemption price thereof and all accumulated and unpaid dividends up to the redemption date, shall terminate with respect to such shares and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s stock transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series C Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series C Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.

(g) The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under Section 2(G) of Article VII of the Declaration of Trust.

(h) Subject to applicable law and the limitations on purchases, redemptions or other acquisitions set forth in Section 5 of these Articles Supplementary, the Trust may, at any time and from time to time, purchase any Series C Preferred Shares in the open market, by tender or by private agreement.

(6) Voting Rights. (a) Holders of the Series C Preferred Shares shall not have any voting rights, except as set forth below.

(b) Whenever dividends on the Series C Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive) (a “Preferred Dividend Default”), then, in accordance with the Declaration of Trust, the Board of Trustees shall take all requisite action in accordance with the Maryland REIT Law and the Declaration of Trust to increase by two the number of Trustees of the Trust, and the holders of Series C Preferred Shares (voting together as a single class with all other equity securities of the Trust upon which like voting rights have been conferred and are exercisable (“Parity Preferred Shares”)) shall be entitled to elect a total of two additional Trustees to the Board of Trustees (the “Preferred Trustees”) to fill such newly created Trusteeships at an annual meeting of shareholders or a special meeting held in place thereof or at a properly called special meeting of the holders of the shares of the Series C Preferred Shares and of any such Parity Preferred Shares, and at each subsequent annual meeting of shareholders or special meeting held in place thereof, until all dividends accumulated on the Series C Preferred Shares for the past dividend periods shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. This clause (b) shall not limit the right of the Trust to grant separate voting rights to any other series of Preferred Shares.

(c) If and when the Dividend Preference Amount on the Series C Preferred Shares shall have been paid in full or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full, the holders of Series C Preferred Shares shall be divested of the voting rights set forth in clause (b) above (subject to revesting in the event of each and every Preferred Dividend Default) and, if the Dividend Preference Amount and all dividend arrearages on all other series of Parity Preferred Shares giving rise to voting rights with respect to the Preferred Trustees have been paid in full or authorized and declared by the Board of Trustees and set aside for payment in full, the term of office of each Preferred Trustee so elected shall expire. Upon the expiration of the terms of the Preferred Trustees in accordance with the immediately preceding sentence, the number of Trustees of the Trust shall automatically be reduced by the number of Preferred Trustees whose terms so expired. Any Preferred Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series C Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Shares (voting as a single class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series C Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Shares (voting as a single class). The Preferred Trustees shall be entitled to one vote per Trustee on any matter. The provisions contained in Section 6(b) hereof and in this Section 6(c) constitute an election by the Trust not to be subject to Section 3-804(c) of the Maryland General Corporation Law to the extent that holders of Series C Preferred Shares and Parity Preferred Shares are entitled to elect the Preferred Trustees to the Board of Trustees during a Preferred Dividend Default.

(d) So long as any Series C Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),

(i) authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the outstanding Series C Preferred Shares with respect to the payment of dividends or the distribution of assets upon Liquidation or reclassify any authorized equity securities of the Trust into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

(ii) amend, alter or repeal the provisions of the Declaration of Trust (including these Articles Supplementary), whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference or voting power of the Series C Preferred Shares; provided, however, that with respect to any such amendment, alteration or repeal of the provisions of the Declaration of Trust (including these Articles Supplementary) upon the occurrence of an Event, so long as Series C Preferred Shares remain outstanding with the terms thereof materially unchanged in any adverse respect, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series C Preferred Shares, the occurrence of any such Event shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series C Preferred Shares; and provided further that any increase in the amount of authorized Series C Preferred Shares or the authorization, creation or issuance of any other class or series of the Trust’s equity securities, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends and the distribution of assets upon Liquidation shall not be deemed to materially and adversely affect the rights, preferences or voting powers of the Series C Preferred Shares.

(e) The foregoing voting provisions shall not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7) Conversion. The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust.

(8) Restrictions on Transfer and Shares-in-Trust. The Series C Preferred Shares are subject to the provisions of Article VII of the Declaration of Trust.

(9) Status. All Series C Preferred Shares which shall have been redeemed or reacquired in any manner by the Trust shall be restored to the status of authorized, but unissued Series C Preferred Shares of the Trust which may be reissued or reclassified by the Board of Trustees in accordance with the applicable provisions of the Declaration of Trust.

(10) Information Rights. During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series C Preferred Shares are outstanding, the Trust shall (i) transmit by mail to all holders of

Series C Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Trust would have been required to file with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Trust was subject to such Sections (other than any exhibits that would have been required), and (ii) promptly upon written request, supply copies of such reports to any prospective holder of Series C Preferred Shares. The Trust will mail the reports to the holders of Series C Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file the reports with the SEC if the Trust was subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(11) Exclusion of Other Rights. The Series C Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than those specifically set forth in these Articles Supplementary. The Series C Preferred Shares shall have no preemptive or subscription rights.

(12) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(13) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares set forth in the Declaration of Trust is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Shares set forth in the Declaration of Trust which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Series C Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

FOURTH: The terms of the Series C Preferred Shares set forth in ARTICLE THIRD hereof shall become Article XVI of the Declaration of Trust.

FIFTH: These Articles Supplementary shall be effective at the time the Maryland State Department of Assessments and Taxation accepts these Articles Supplementary for record.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and witnessed by its Secretary on June 28, 2007.

WITNESS:		RAIT FINANCIAL TRUST

/s/ Raphael Licht		By:	/s/ Jack E. Salmon
Name:	Raphael Licht	Name:	Jack E. Salmon
Title:	Secretary	Title:	Chief Financial Officer and Treasurer

THE UNDERSIGNED, Chief Financial Officer and Treasurer of RAIT Financial Trust, who executed on behalf of the Trust the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Trust the foregoing Articles Supplementary to be the act of said Trust and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

/s/ Jack E. Salmon
Jack E. Salmon
Chief Financial Officer and Treasurer

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